Exhibit 21

NAME	STATE OR COUNTRY OF INCORPORATION
Aaron Investment Company	Delaware
Aaron’s Canada, ULC	Canada
Aaron’s Foundation, Inc.	Georgia
Aaron’s Logistics, LLC	Georgia
Aaron’s Procurement Company, LLC	Georgia
Aaron's Production Company	Georgia
Aaron’s Strategic Services, LLC	Georgia
Aaron's Progressive Holdings Company	Delaware
Woodhaven Furniture Industries, LLC	Georgia
99LTO, LLC	Georgia
Vive Financial, LLC	Delaware
Progressive Finance Holdings, LLC	Delaware
Prog Leasing, LLC	Delaware
Approve.Me LLC	Utah
AM2 Enterprises, LLC	Utah
Pango LLC	Utah
DAMI LLC	Oklahoma
NPRTO Arizona, LLC	Utah
NPRTO California, LLC	Utah
NPRTO Florida, LLC	Utah
NPRTO Georgia, LLC	Utah
NPRTO Illinois, LLC	Utah
NPRTO Michigan, LLC	Utah
NPRTO New York, LLC	Utah
NPRTO Ohio, LLC	Utah
NPRTO Texas, LLC	Utah
NPRTO Mid-West, LLC	Utah
NPRTO North-East, LLC	Utah
NPRTO South-East, LLC	Utah
NPRTO West, LLC	Utah